CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) dated as of July 12, 2012 (the “Effective Date”), is by and between BOLDFACE Group, Inc., a Nevada corporation (the “Company”), and Gold Grenade, LLC, a California limited liability company (the “Consultant”). Company and Consultant are sometimes referred to in this Agreement, collectively, as the “Parties,” and individually, as a “Party.”

RECITALS

WHEREAS, the Company desires to retain Consultant to provide it with consulting services, and Consultant is willing to perform such services, upon the terms and conditions herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

Agreement

1.          Services. Consultant agrees to perform the consulting services described on Schedule I attached hereto for the Company and its Affiliates, and such other services agreed to by the Parties from time to time during the Term (the “Services”). Consultant shall perform the Services on the terms and conditions set forth in this Agreement. The defined term “Affiliate” shall mean any person directly or indirectly controlling, controlled by or under common control with another person. The term “person” shall include any natural person, corporation, partnership, trust, unincorporated association or other legal entity.

2.          Compensation.

(a)          As consideration for the Services to be rendered by Consultant during the Term, the Company hereby agrees to pay Consultant a monthly consulting fee (the “Consulting Fee”) commencing on the Effective Date. The amount of the Consulting Fee shall be calculated based on the number of SKUs being developed or managed by Consultant during any month of the Term, according to the schedule set forth in the table below. The defined term “SKU” shall mean each individual product within a line of products without taking into account the number of colors or shades produced. By way of illustration only, “ABC” branded lip liner is one SKU, regardless of whether the lip liner is produced in one or greater than one color.

Number of SKUs	Consulting Fee

Up to 25 SKUs	$20,000

Up to 75 SKUs	$50,000

Up to 100 SKUs	$75,000

Over 100 SKUs	$100,000

(b)          The Consulting Fee for any month during the Term shall be payable in advance on the first business day of such month.

(c)          The Company shall reimburse Consultant for all reasonable out-of-pocket fees and expenses that Consultant incurs in connection with the performance of the Services, including, without limitation, expenses associated with (i) outside testing, compliance and trademark work; (ii) outside fees associated with products (e.g. lab, color matching); (iii) postage, courier and messenger costs; and (iv) complimentary product giveaways and product replicas. The Company shall reimburse Consultant all amounts pursuant to this Section 2(c) in cash, promptly, and in any event within thirty (30) days, upon receipt of receipts, invoices and other substantiating documentation setting forth in reasonable detail the fees and expenses for which Consultant is seeking reimbursement.

(d)           The Company and Consultant agree that Consultant shall be treated as an independent contractor, and not as an employee of the Company. All fees payable to Consultant hereunder shall be paid in full, without any withholding, deduction, or offset of any Federal, state, or local income taxes, employment taxes, or other withholdings.

3.          Term and Termination. The term of this Agreement shall commence as of the Effective Date and shall continue until the first (1st) anniversary of the Effective Date (the “Initial Term”). The Initial Term shall automatically renew for up to two (2) additional subsequent one (1) year terms (the “Extended Term,” and together with the Initial Term, the “Term”) unless either Party gives the other Party written notice of termination at least sixty (60) days’ prior to the expiration of the then-current Term.

4.          Exclusivity. The Company covenants, agrees, and acknowledges that Consultant shall serve as the Company’s exclusive product development provider.

5.          Other Activities. The Company covenants, agrees, and acknowledges that, notwithstanding anything to the contrary contained in this Agreement, Consultant shall be entitled to hold licenses from parties other than the Company for the development, manufacture, marketing and sale of branded cosmetic, fragrance, health and/or beauty products and to provide branding and design services regarding cosmetics, fragrance, health and beauty products to parties other than the Company (collectively, “Other Activities”), and the Company shall not have any interest in or right to any Other Activities or to any income, benefits or proceeds derived therefrom; provided, however, that during the First Look Period (as defined below), Consultant shall be prohibited from obtaining any license to develop, manufacture, market or sell cosmetics, fragrance, health or beauty products endorsed by or sold under the brand of one or more celebrities (as that term is commonly understood to mean).

6.          “First-Look” Right. Consultant covenants and agrees that from the Effective Date until July 11, 2015 (the “First Look Period”), Consultant shall present to the Company any and all opportunities to obtain any license to develop, manufacture, market or sell one or more cosmetic, fragrance, health or beauty products or product lines endorsed by, or marketed or sold under the brand of, one or more celebrities (each, a “Celebrity Licensing Opportunity”). The Company acknowledges and agrees that if the Company elects not to pursue a Celebrity Licensing Opportunity, then Consultant may pursue such Celebrity Licensing Opportunity and it shall be deemed to be part of the Other Activities.

7.          Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as of the Effective Date as follows:

(a)          Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation; and

(b)          Such Party has all necessary power and authority (corporate or otherwise) and has taken all action (corporate or otherwise) required to enter into and perform its obligations under this Agreement. This Agreement constitutes the valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

8.          Miscellaneous.

(a)          Notices. All notices, requests, demands and other communications called for or contemplated under this Agreement shall be in writing and shall be deemed to have been given (i) on the date delivered when delivered by hand (written confirmation of receipt); (ii) on the date received by the addressee when sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail(with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following address (or such other address for a Party as shall be specified in a notice given in accordance with this Section 8(a)):

If to the Company:	BOLDFACE Group, Inc.
1309 Pico Blvd. Suite A
Santa Monica, CA 90405
Attention: Chairman of the Board
Facsimile:

With a copy to (which shall not constitute notice):	Gottbetter & Partners, LLP
488 Madison Avenue, 12th Fl.
New York, NY 10022
Attn: Scott Rapfogel, Esq.
Facsimile: (212) 400.6901

If to Consultant:	Gold Grenade, LLC
1945 Euclid Street
Santa Monica, California 90404
Attention: Ms. Robin Coe-Hutshing
Facsimile:

With a copy to (which shall not constitute notice):	Eisner, Kahan & Gorry, a professional corporation
9601 Wilshire Boulevard, Suite 700
Beverly Hills, California 90210
Attention: Joseph O’Hara, Esq.
Facsimile: 310-855-3201

(b)          Entire Agreement and Modifications. This Agreement and the schedules hereto, constitutes the entire understanding between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No supplement, modification, waiver or termination of this Agreement shall be binding unless made in writing and executed by the Party thereto to be bound.

(c)          Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

(d)          Waivers. No term, condition or provision of this Agreement may be waived except by an express written instrument to such effect signed by the Party to whom the benefit of such term, condition or provision runs. No such waiver of any term, condition or provision of this Agreement shall be deemed a waiver of any other term, condition or provision, irrespective of similarity, or shall constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided. No failure or delay on the part of any Party in exercising any right, power or privilege under any term, condition or provision of this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

(e)          Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions thereof. The Parties hereto consent to the sole and exclusive jurisdiction and venue in the Federal or State courts in the County of Los Angeles, California, and agree that all disputes based on or arising out of this Agreement shall only be submitted to and determined by said courts, which shall have sole and exclusive jurisdiction.

(f)          Attorneys’ Fees. If any action is brought to enforce or interpret any provision of this Agreement, or the rights or obligations of any Party hereunder, the prevailing or successful Party shall be entitled to recover all reasonable attorneys’ fees and costs incurred or sustained by such Party in connection with such action.

(g)          Survival. Any rights to compensation described in Section 2 shall survive the expiration or termination of this Agreement.

(h)          Assignment; Successors and Assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the Parties’ respective heirs, successors and permitted assigns.

(i)          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Additionally, a facsimile or e-mail counterpart of this Agreement shall have the same effect as an originally executed counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:

Boldface group, inc.
a Nevada corporation

By:	/s/ Noah Levinson
Name: Noah Levinson
Title: Chief Executive Officer

CONSULTANT:

gold grenade, llc
a California limited liability company

By:	/s/ Nicole Ostoya
Name: Nicole Ostoya
Title: President